AGREEMENT RE RESIGNATION AND CONSULTING

     This Agreement re Resignation and Consulting is made as of this 25th day of July, 1995 (this "Agreement"), by and among N. Laurence Nagle ("NLN"), Color Tile, Inc., a Delaware corporation ("Color Tile"), and Color Tile Holdings, Inc., a Delaware corporation and the holder of 100% of the outstanding common stock of Color Tile ("Holdings").

     WHEREAS, NLN currently serves as the President and Chief Operating Officer of Color Tile pursuant to that certain Employment Agreement dated as of December 28, 1989, as amended as of January 3, 1994 (the "Employment Agreement"), and NLN also serves as a director and/or officer of Holdings and subsidiaries of Color Tile and Holdings;

     WHEREAS, NLN owns 18,279 shares of Class C Stock of Holdings (the "Shares") and holds options to purchase an additional 18,264 shares of Class C Stock of Holdings (the "Options");

     WHEREAS, NLN is desirous of resigning from the employment of Color Tile and selling the Shares to Holdings on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the parties hereto do hereby agree as follows:

     1. NLN hereby resigns all positions as a director, officer and/or employee of Color Tile, Holdings and all subsidiaries of Color Tile and Holdings, such resignations to be effective September 30. 1995 (the "Resignation Date").

     2. NLN hereby agrees to provide consulting services to Color Tile, at such times and places as Color Tile may reasonably request, either (a) for the period from October 1, 1995 through December 31, 1995 (the "Short Period"), or (b) if Color Tile notifies NLN prior to January 1, 1996, that it desires that NLN provide consulting services through September 30, 1996 (the "Long Period"), for the Long Period. Color Tile shall advance or promptly reimburse NLN for all expense reasonably incurred by NLN in performing consulting services hereunder, provided that NLN shall provide appropriate evidence substantiating such expenses and shall not incur any travel or other non-routine expenses without prior approval by Color Tile.

     3. NLN will deliver 6,243 of the Shares to Holding on the Resignation Date and the remaining 12,486 shares on January 1, 1996, provided that if Color Tile elects the long period, NLN will deliver no Shares on January 1, 1996, but rather will deliver to Holdings 6,243 of the Shares on each of September 30, 1996 and September 30, 1997, in each case assuming Color Tile and Holdings have made all payments required hereunder through such Share delivery dates. The Shares deliverable by NLN hereunder shall include all shares or other securities or rights thereto issued in respect of the Shares between the date hereof and the delivery of Shares to Holdings hereunder. On the

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     Resignation  Date, NLN shall return to Holdings the  agreements  evidencing the Options and such Options shall thereupon be canceled and of no further force or effect.

     4. Holdings shall pay to NLN $250,000 on October 1, 1995, and the following payments will be made on the dates listed:

                     Color Tile            Holdings                   Total

October 1, 1995         $8,475              $12,358                  $20,833
November 1, 1995        $8,475              $12,358                  $20,833
December 1, 1995        $8,475              $12,358                  $20,833

     In addition, if Color Tile elects the Short Period, on January 1, 1996, Color Tile shall pay to NLN $124,629 and Holdings shall pay to NLN $181,622. Alternatively, if Color Tile elects the Long Period, on January 1, 1996, and on the first day of each of the next succeeding 20 months, Color Tile will pay to NLN $5,932.14 and Holdings will pay to NLN $14,901.23. The parties agree that all payments to NLN made pursuant to this paragraph 4 by Color Tile shall be deemed in consideration for the consulting services to be provided by NLN to Color Tile and by Holdings shall be deemed purchase price for the Shares. NLN acknowledges that no bonus shall be payable to him with respect to Color Tile's current fiscal year and that no amounts shall be payable to him pursuant to
Section 7 of the Employment Agreement (other than as specified in 5(b) below) upon his resignation from the employment of Color Tile.

     5. Upon Resignation Date, the obligations of Color Tile and NLN under the Employment Agreement shall terminate and be of no further force and effect, except as follows:

     a) Color Tile shall remain obligated pursuant to Section 5 of the Employment Agreement (but clause (ii) thereof shall no longer be operative or effective) with respect to a sale of NLN's Fort Worth residence on or before September 30, 1997;

     b) Color Tile shall promptly pay to NLN all Accrued Obligations as defined in Section 7.1 of the Employment Agreement;

     c) Color Tile shall continue to pay NLN's health insurance premiums and car allowance during the two-year period from the Resignation Date through September 30, 1997, provided that Color Tile's obligation to make such payments shall terminate immediately upon the commencement by NLN of full-time employment (other than self-employment), it being understood that, except as aforesaid, after the Resignation Date Color Tile shall no longer pay to or for the benefit of NLN any country club dues, life insurance premiums or other benefits or perquisites payable to or for the benefit of directors, officers or employees of Color Tile or Holdings;

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     d) NLN shall be  obligated  pursuant  to the  covenant  not to compete  and related provisions set forth in Sections 8.4(a), 8.4(b) and 8.6 of the Employment Agreement provided that (i) such covenants shall terminate and be of no further force or effect on September 30, 1996, and (ii) from and after the Resignation Date NLN shall be free to become an employee of or consultant to any business not engaged in the retail distribution of carpet, tile or other products presently sold by Color Tile or Holdings or their subsidiaries; and

     e) NLN acknowledges and agrees that he shall remain bound following the Resignation Date by Sections 8.1, 8.2 and 8.3 of the Employment Agreement.

     6. NLN agrees that he will not disparage Color Tile, Holdings or any of their respective subsidiaries, affiliates, directors, officers, employees, agents or representatives, and Color Tile and Holdings agree that they will not, and will endeavor to cause such other persons and entities not to, disparage NLN. The parties agree that all press releases and other written communications to employees, vendors and the like shall reflect a mutually amicable attitude with respect to the subject matter of this Agreement, and Color Tile and Holdings agree to provide NLN a reasonable opportunity to review and comment upon any said releases or other communications before the issuance thereof. From the date hereof through the Resignation Data, NLN agrees to cooperate fully with and as requested by Color Tile in connection with a search for his successor and with such person or persons to whom Color Tile may assign responsibilities, whether on an interim or longer term basis, in areas within NLN's scope of authority.

     7. NLN, on his behalf and on behalf of his heirs, successors and assigns, hereby releases, relinquishes and forever discharges Color Tile, Holdings, Investcorp S.A. and their respective subsidiaries, affiliates, directors, officers, employees, shareholders, agents and representatives from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than any such claims, damages, losses, costs, expenses, liabilities or obligations (i) covered by any indemnification arrangement or bylaw of Color Tile or Holdings with respect to NLN, (ii) arising under any written employee benefit plan or arrangement (whether or not tax-qualified) covering NLN, or (iii) arising under this Agreement), which NLN has incurred or suffered or may incur or suffer as a result of his employment by Color Tile or the termination of such employment or his ownership of the Shares or the repurchase of the Shares by Holdings, or the surrender and cancellation of the Options, and specifically including any such claims, damages, losses, costs, expenses, liabilities or obligations under the Employment Agreement (except as otherwise provided in this Agreement) or under the Stock Subscription and Stockholders Agreement dated as of December 28, 1989, by and among Holdings, NLN, and certain other stockholders of Holdings. Color Tile and Holdings, on their own behalf and on

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     behalf of their subsidiaries and affiliates, hereby release, relinquish and forever discharge NLN, and his heirs, successors and assigns, from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown (other than such claims, damages, losses, costs, expenses, liabilities or obligations arising under this Agreement), which any of them has incurred or suffered or may incur or suffer as a result of NLN's employment by Color Tile or the termination of such employment.

     8. Color Tile and Holdings agree to continue NLN as a named insured under any directors and officers liability insurance policies that they now maintain until the earlier of the termination of such insurance coverage (whether under the existing or replacement policies) or the fifth anniversary of the date hereof.

     9. All disputes arising in connection with this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association and any such arbitration proceedings shall take place in Fort Worth, Texas.

     10. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND ALL QUESTIONS RELATING TO THE VALIDITY AND PERFORMANCE HEREOF AND REMEDIES HEREUNDER SHALL B0E DETERMINED IN ACCORDANCE WITH SUCH LAW.

     In Witness Whereof, the parties have executed this Agreement as of the date first above written.

                              /s/ N. Laurence Nagle
                                N. Laurence Nagle


                                                       COLOR TILE, INC.


                              By /s/ Eddie M. Lesok


                            COLOR TILE HOLDINGS, INC.


                              By /s/ Eddie M. Lesok